Aoxin Tianli Receives NASDAQ Notification of Non-Compliance with Minimum Bid Price Rule

WUHAN CITY, China, September 25, 2015 /PRNewswire-- Aoxin Tianli Group, Inc. (NASDAQ: ABAC) ("Aoxin Tianli" or the "Company"), a diversified company with businesses in hog farming and manufacture and marketing of electro-hydraulic servo-valves and optical fiber hardware and software solutions, today announced that on September 21, 2015 the Company received a letter from the NASDAQ Stock Market stating that for the previous 30 consecutive business days, the closing bid price of the Company's stock was below the minimum bid price of $1.00 per share for continued listing on the NASDAQ Capital Market pursuant to NASDAQ Marketplace Rule 5550(a)(2) (the "Minimum Bid Price Rule"). The NASDAQ letter has no immediate effect on the listing of the Company's shares.

In accordance with NASDAQ Marketplace Rule 5810(c)(3)(A), the Company has been provided with a period of 180 calendar days, or until March 21, 2016, to regain compliance with the Minimum Bid Price Rule.  If at any time during this 180-day period the closing bid price of the Company's Common Shares is at least $1.00 for a minimum of ten consecutive days, NASDAQ will provide written confirmation of compliance and the matter will be closed.

The Company intends to evaluate available options to resolve the deficiency and regain compliance with the Minimum Bid Price Rule.

About Aoxin Tianli Group, Inc.

Aoxin Tianli Group, Inc. (the “Company”), previously known as Tianli Agritech, Inc., is a diversified company with businesses in hog farming and manufacturing and marketing of electro-hydraulic servo-valves and optical fiber hardware and software solutions. Under a New Strategic Development Plan adopted in July 2014, the Company plans to continue to diversify through targeted investments and acquisitions in selected high-growth industries such as equipment manufacturing, optoelectronics, new material & new energy products, electromechanics and healthcare devices. The Company is headquartered in Wuhan City, Hubei Province.

Forward-Looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts.  These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulations, and other risks contained in reports filed by the company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by this cautionary statement and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

For more information, please contact:

Investor Relations

Tina Xiao
Weitian Group LLC
Phone: +1 917-609-0333
Email: tina.xiao@weitian-ir.com